Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP Troutman Pepper Building, 1001 Haxall Point Richmond, VA 23219 troutman.com

December 3, 2020

Carter Bankshares, Inc.

1300 Kings Mountain Road

Martinsville, Virginia 24112

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Carter Bankshares, Inc., a Virginia corporation (the “Company”), in connection with the filing by the Company of the above-referenced Registration Statement (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), whereby 1,958,097 shares (the “Shares”) of common stock, $1.00 par value per share (the “Common Stock”), of the Company are registered to be issued in accordance with the Carter Bankshares, Inc. Amended and Restated 2018 Omnibus Equity Incentive Plan, effective November 20, 2020.

In connection with the consummation on November 20, 2020 (the “Effective Date”) of the transactions contemplated by the Agreement and Plan of Reorganization, dated November 9, 2020 (the “Reorganization Agreement”), pursuant to which the Company became the holding company for Carter Bank & Trust (the “Bank”), the Company adopted and assumed, as of the Effective Date, the Carter Bank & Trust 2018 Omnibus Equity Incentive Plan, now known as the Carter Bankshares, Inc. Amended and Restated 2018 Omnibus Equity Incentive Plan, effective November 20, 2020 (the “Plan”). In connection with its adoption and assumption of the Plan, the Company is offering shares of Common Stock pursuant to the Plan.

The Plan, and the issuance of up to 2,000,000 shares of common stock of the Bank, was originally approved by the board of directors of the Bank on April 27, 2018, and by the shareholders of the Bank on June 27, 2018.

On October 28, 2020, the Board of Directors of the Company approved the Reorganization Agreement, which provides in relevant part that, on the Effective Date, the Carter Bank & Trust 2018 Omnibus Equity Incentive Plan would be adopted and assumed by the Company and would thereafter be the Plan of the Company only. On October 28, 2020, the Board of Directors of the Company approved the adoption and assumption of the Plan, as amended and restated to rename it the Carter Bankshares, Inc. Amended and Restated 2018 Omnibus Equity Incentive Plan and to reflect the consummation of the transactions contemplated by the Reorganization Agreement, reserved the Shares for offering and issuance under the Plan, and authorized the filing of the Registration Statement, in each case subject to the consummation of the transactions contemplated by the Reorganization Agreement and effective upon the Effective Date.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, and other documents as we have deemed necessary or advisable for the purposes of rendering the opinion set forth herein, including (i) the corporate and organizational documents of the Company, including the Articles of Incorporation (the “Articles”), and the Bylaws, (ii) the resolutions (the “Resolutions”) of the Board of Directors of the Company with respect to the offering and issuance of the Shares under the Plan and certain related matters, (iii) the Plan, (iv) the Registration Statement and exhibits thereto and (v) the prospectus related to the Registration Statement.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized and, when and if issued in accordance with the Articles, the Plan, the Registration Statement and the Resolutions (assuming that, upon any issuance of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Articles), the Shares will be validly issued, fully paid and nonassessable.

We are members of the bar of the Commonwealth of Virginia and are not purporting to be experts on, or generally familiar with, or qualified to express legal conclusions based upon, laws of any state or jurisdiction other than the federal laws of the United States of America and the Commonwealth of Virginia and we express no opinion as to the effect of the laws of any other jurisdiction or as to the securities or blue sky laws of any state (including, without limitation, Virginia), municipal law or the laws of any local agencies within any state (including, without limitation, Virginia). This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP